Exhibit 99.1
P R E S S   A N N O U N C E M E N T
CONTACT:
Investor Relations:
Tom Barth
+1 (781) 280-4135
tobarth@progress.com
Press Relations:
John Stewart
+1 (781) 280-4101
progress@lewispr.com
Progress Software Expands Board of Directors to Eight Members and Appoints John R. Egan,
former EMC Corporation Executive and Current Board Member
BEDFORD, MA, September 12, 2011 (BUSINESSWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive today announced the appointment of John (Jack) R. Egan to the company’s Board of Directors effective immediately. Mr. Egan’s appointment expands the Progress Software Board of Directors to eight members.
“We are very pleased to welcome Jack to the Progress Board. His deep understanding of the technology marketplace, overall business acumen and far reaching contacts will be instrumental in furthering Progress toward its goals,” said Richard D. Reidy, President and Chief Executive Officer.
Mr. Egan, age 53, is managing partner of Egan-Managed Capital, a Boston based venture capital fund he founded in October 1998 that specializes in technology and early stage investments. From October 1986 until September 1998, Mr. Egan served in a number of executive positions with EMC Corporation, including Executive Vice President, Products and Offerings, Executive Vice President, Sales and Marketing, Executive Vice President, Operations and Executive Vice President, International Sales.
Mr. Egan also serves on the Board of Directors for other publicly traded and privately held companies. They include: EMC Corporation (NYSE: EMC), where he has served on the Board of Directors for almost twenty years; VMWare, Inc. (NYSE: VMW); NetScout Systems, Inc. (OTC: NTCT), where he serves as Lead Director. Mr. Egan also serves in a variety of leadership roles within the Board of Directors of several privately held technology companies, including HighRoads Corporation, Platform Computing Corporation and Healthrageous, Inc.

“I’ve followed Progress and their success over the years, and now glad to be part an organization committed to growth and improving its legacy,” Egan said.
Mr. Egan received a Bachelor of Science degree in Marketing and Computer Science from Boston College and serves as a Member of the Board of Trustees.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
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